EXHIBIT 10.21


                        Redline Sports Marketing, Inc.
                        Agreement #: FF112299TS
                        Licensee:   Famous Fixins







                    LIMITED LICENSE AGREEMENT




    THIS AGREEMENT, is entered into as of the 22nd day of November 1999, by and between REDLINE SPORTS MARKETING, INC., a
North Carolina corporation ("Redline"), and FAMOUS FIXINS, a corporation under the laws of New York ("Licensee").

                            BACKGROUND

    A. Redline is the owner of, or has rights to, and desires to license certain trademarks which are set forth on the attached Exhibit A ("Redline Trademarks").

    B. Redline has rights in and desires to license certain copyrights in works, which are set forth on the attached
Exhibit B ("Redline Copyright Works").

    C. Licensee is engaged in the business of manufacturing and selling the products set forth on Exhibit C ("Licensed Products") attached hereto and desires to obtain a limited license from Redline to manufacture and sell such products bearing the Redline Trademarks and Redline Copyright Works as more specifically set forth herein.

    D. Redline desires to protect the integrity of their respective trademarks and to protect and preserve the integrity of and their respective rights in their respective copyright works.

    E. Licensee and Redline agree that certain restrictions on Licensee's use of the Redline Trademarks and Redline
Copyright Works are necessary to protect their rights.  Redline





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and Licensee have entered into this Agreement to set forth
their respective rights and obligations.

                       TERMS AND CONDITIONS

    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    Section 1.      LICENSE

    1.1 Grant of Limited License By Redline. Upon the terms and conditions set forth herein, Redline hereby grants to Licensee, and Licensee hereby accepts, a LIMITED, NON-TRANSFERABLE license and NON-EXCLUSIVE right to use the Redline Trademarks and the Redline Copyright Works in the Contract Territory (as defined below) during the Contract Term (as defined below) in connection with the manufacture, packaging, shipping and sale of the products set forth on Exhibit C bearing the Redline Trademarks and the Redline Copyright Works (the "Licensed Products"). It is understood and agreed that this license shall pertain only to Licensed Products and does not extend to any other product or service. The rights granted to Licensee hereunder shall not include the right of Licensee, or any person or entity purchasing from Licensee other than Action Performance Companies and their successors or assigns, to sell Licensed Products at race tracks or souvenir trailers or concessionaires track side at or during any racing event. Licensee shall only have the right to manufacture or produce Licensed Products in quantities that are reasonably required to meet its customer demands.

    1.2 Limitations; No Right to Sublicense. The license and rights granted herein shall be limited to the express terms set forth herein and shall not include any right of Licensee to do any of the following acts, each of which is expressly prohibited hereby: (i) manufacture any souvenirs, including the packaging thereof, bearing the Redline Trademarks, or Redline Copyright Works, or any of them, except for Licensed Products;
(ii) grant sublicenses or assignments in or of the license granted herein or any portion thereof, except as approved in writing by Redline and where the sublicensed manufacturer has executed a manufacturing agreement satisfactory to Redline;
(iii) produce any Licensed Products under any name other than Licensee's name set forth on Exhibit C; (iv) use or knowingly permit the use of any of the Redline Trademarks or Redline Copyright Works in any manner or for any purpose not specifically authorized under this Agreement; (v) change, alter, add to, delete from, augment or modify the Licensed Products in any way or mix the Redline Trademarks or Redline Copyright Works with any other unauthorized licensed

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indicia; or (vi) sell the Licensed Products to any person or entity for incorporation into another product or souvenir that has not been properly licensed by Redline. No license is granted hereunder for the manufacture, sale, or distribution of Licensed Products to be used as premiums, for fund raising, as giveaways, in combination sales, or to be disposed of under similar methods of merchandising or sold for less than the usual selling price for the purpose of increasing sales. Licensee shall not use any of the Redline Trademarks or Redline Copyright Works in connection with any sweepstake, lottery, game of chance or any similar promotional sales device, scheme, or program. In the event Licensee desires to use Licensed Products as premiums or for promotional purposes, Licensee acknowledges that a separate contractual arrangement must be made with Redline. Licensee's use of the Redline Trademarks or Redline Copyright Works is for the benefit of Redline and Licensee shall not acquire any rights whatsoever in the Redline Trademarks or Redline Copyright Works except as specifically set forth herein.

    Section 2.     TERRITORY

    2.1 Contract Territory. The limited license granted pursuant to this Agreement shall extend throughout the United States of America and its territories and possessions (the "Contract Territory"). Licensee may submit a written request to Redline to extend the Contract Territory to additional countries. The Contract Territory will be expanded only upon written approval of Redline. This Agreement grants no right to manufacture, sell, market or distribute Licensed Products outside the Contract Territory, and this Agreement grants no right to authorize any person or entity to manufacture, sell, market or distribute Licensed Products outside the Contract Territory. Licensee agrees not to sell Licensed Products to any person or entity who Licensee knows or has reason to know intends or is likely to resell Licensed Products outside the Contract Territory.

    Section 3.     TERM

    3.1 Term. The term of this Agreement shall be for a period beginning on the date hereof and ending on December 31, 2000 (the "Contract Period") unless sooner terminated in accordance with the terms hereof. This Agreement may be renewed by a writing signed by each party hereto.


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    Section 4.   ROYALTY AND COMPENSATION

    4.1 Royalty. (a) In consideration of the rights granted by Redline hereunder, Licensee hereby irrevocably agrees to pay Redline a royalty (the "Royalty") equal to fifteen percent
(15%) of the Net Sales Price for each Licensed Product sold (except in prearranged special projects wherein specific royalty rate will be discussed) or otherwise distributed by Licensee payable in U.S. Dollars payable as set forth below.

    (b) "Net Sales Price" shall mean the wholesale list price or top-of-the-line gross invoice sales price, whichever is greater, less permitted discounts and allowances, not to exceed one percent (1%) of Licensee's Net Sales of Licensed Product per annual period. No deductions shall be made for uncollectible accounts or for other costs incurred in the manufacturing, selling, advertising or distribution of the Licensed Products. The royalty obligations shall accrue on the earliest of shipping or actual invoicing by Licensee regardless of the time of collection by Licensee.

    (c) If Licensee sells any Licensed Products to any party affiliated with Licensee or directly or indirectly related to or under common control with Licensee, at a price less than the regular price charged to unrelated parties, then the royalty payable to Redline shall be computed on the basis of the regular price charged to unrelated parties.

    (d) Upon expiration or termination of this Agreement, all Royalty obligations, including any unpaid portion of the Guaranteed Minimum Royalty, shall be accelerated and shall immediately be due and payable, subject only to the right of sell down.

    (e) All of Licensee's obligations under this Section 4 shall be performed without any right of Licensee to invoke set-offs, deductions and other similar rights.

    (f) If Licensee enters any agreement permitting Licensee to use the name and/or likeness of any other NASCAR team or personality and such agreement provides for a higher royalty percentage than specified herein, Licensee immediately shall give Redline notice of such agreement and higher royalty percentage. The parties agree that such notice shall automatically amend the royalty percentage of this Agreement to the royalty percentage of the notified agreement and that the amended, higher royalty


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percentage shall be applied retroactively to all sales made under this Agreement.

    4.2 Guaranteed Minimum and Advance Royalties. Licensee agrees that notwithstanding the actual amount of sales of Licensed Products, it shall be obligated to make certain nonrefundable minimum payments to Redline ("Guaranteed Minimum Royalties") in the amount of $5,000.00 during the Contract Period. The 1999 Guaranteed Minimum Royalty ($2,500.00) is payable as follows: $2,500.00 due upon execution of the agreement. The 2000 Guaranteed Minimum Royalty ($2,500.00) is payable as follows: $1,250.00 due on or before June 30 and December 31, 2000, respectively. All payments of Royalty pursuant to Section 4.1 in each calendar year will be credited against the Guaranteed Minimum Royalty. Once the prepaid minimum amount is reached, royalty payments will be made in accordance with Section 4.1. Guaranteed Minimum Royalties in excess of actual sales for any calendar year will not be applied against royalties due in any subsequent calendar year.

    4.3 Payments, Statements and Records. All royalty payments shall be due and payable within twenty (20) days after the end of each calendar quarter for sales or distributions during the previous quarter. Complete and accurate royalty reports will be due whether or not there were sales during the previous quarter. Late payments shall bear interest at a rate equal to l 1/2% per month until paid. Licensee shall (i) furnish to Redline in connection with each royalty payment, a statement of account of all sales activity relating to the Licensed Products (including a per item breakdown including description of the Licensed Product, number sold or distributed and Net Sales Price), together with such supporting detail that Redline may require and (ii) keep full, true, clear and accurate records and books of account with respect to all Licensed Products, such books and records to be retained for at least three (3) years after expiration of the Contract Period. Redline shall have the right to inspect any such books and records related to the Licensed Products and the manufacturing facilities of Licensee or its authorized manufacturer during normal business hours and, where possible, upon advance notice.

    The Royalties and Guaranteed Minimum Royalties due hereunder shall be paid to Redline at the address set forth in Section 10.6 hereof.

      In the event that an audit by Redline (or its representatives) determines a payment deficiency for Royalties due versus Royalties actually paid by Licensee of five percent


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(5%) or greater, then the cost of the audit shall be paid by
Licensee, together with the Royalty deficiency plus interest thereon at an interest rate of 1 1/2% per month until paid in full.

    The receipt and/or acceptance by Redline of the statements furnished or royalties paid hereunder or the cashing of any royalty checks paid hereunder, shall not preclude Redline from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee.

    Section 5.     MANUFACTURE AND QUALITY STANDARDS

    5.1 Quality Standards. The Licensed Products shall meet or exceed Redline's standards and shall be of high and uniform premium quality (including, but not limited to, quality of material and workmanship), in Redline's reasonable judgment, sufficient to protect and enhance the Licensed Products and the substantial goodwill pertaining thereto. All Licensed Products shall be consistent with, or superior in quality to, the samples or prototypes provided to and approved by Redline. Licensee shall manufacture package, ship and label the Licensed Products in accordance with (i) all applicable foreign, federal, state and local laws, rules and regulations and (ii) the manufacturing and packaging specifications and requirements established from time to time by Redline. Licensee shall furnish to Redline design concepts, artwork and product samples for approval prior to use by Licensee as set forth in Section 5.2.

    5.2 Quality and Approval of Licensed Products. (a) Purpose of Quality Control. In order to maintain the quality reputation of Redline Trademarks and the rights in the Redline
Copyright Works, all Licensed Products and promotional or packaging material relating to the Licensed Products must receive the approval of Redline. All approvals in this Section
5.2 shall be in writing.

    (b) Pre-Production Submittal Approval. Licensee shall submit at its own cost to Redline for Redline's written approval three (3) pre-production submittals for any proposed Licensed Products together with all promotional and packaging material, containers, cartons and wrapping relating to the
Licensed Products.    LICENSEE SHALL NOT MANUFACTURE, SELL,
MARKET OR DISTRIBUTE ANY LICENSED PRODUCTS OR ANY PROMOTIONAL OR
PACKAGING MATERIAL,   CONTAINERS, CARTONS AND WRAPPING RELATING
TO THE LICENSED PRODUCTS BEFORE OBTAINING REDLINE'S WRITTEN APPROVAL OF ALL REQUIRED PRE-PRODUCTION SUBMITTALS FOR EACH SUCH ITEM. If


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Redline fails to give written approval of any pre-production submittal within thirty (30) days after receipt of Licensee's submission of Redline, such failure shall constitute a disapproval of the pre-production submittal.

    (c) Production Submittal Approval. Licensee shall submit, at its own cost, to Redline six (6) final production samples of any Licensed Products from the first production run to be received in Redline's office no later than ten (10) days following such production and prior to first shipment. Licensee may manufacture, sell, market and distribute Licensed Products after submitting to Redline production samples of such Licensed Products, provided that (i) such samples fully conform to the approved pre-production samples; and (ii) upon Redline's demand, Licensee shall immediately cease all manufacture, sale, marketing and distribution of any Licensed Product if Redline disapproves its production samples. If Redline fails to give written disapproval of any production sample submitted by Licensee within thirty (30) days after the date of Redline's receipt of Licensee's submission, such failure shall constitute an approval of the submission.

    (d) Quality Maintenance. Licensee shall maintain the same quality in the Licensed Products and promotional and packaging material relating to the Licensed Products produced as in the samples approved by Redline. Licensee agrees to provide upon demand a reasonable number of samples of the Licensed Products and of promotional and packaging material relating to the Licensed Products at no cost to Redline for periodic quality control inspection. All such samples shall be excluded from Net Sales.

    (e) Changes. If during the term of this Agreement there is to be any change in the Licensed Products or the promotional or packaging material relating to the Licensed Products after the approval of production samples, Licensee must comply with the provisions of Section 5.2(b) and Section 5.2(c) for the changed item before the item's manufacture, sale, marketing or distribution.

    (f) Licensee's Production Facilities. Licensee agrees to furnish Redline promptly with the addresses of Licensee's production facilities for the Licensed Products and the names and addresses of the persons or entities, if any, which are manufacturing each of the Licensed Products for Licensee. Redline shall have the right upon reasonable notice to Licensee, during regular business hours, to inspect any production facility where any Licensed Product is being manufactured to determine


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whether Licensee is adhering to the requirements of this
Agreement relating to the nature and quality of the Licensed
Products and the use of the Redline Trademarks and Redline
Copyright Works in connection therewith.

    (g)   Damaged, Defective or Non-Approved Items.
Licensee shall not sell, market, distribute or use for any purpose or permit any third party to sell, market, distribute or use for any purpose any Licensed Products or promotional and packaging material relating to the Licensed Products which are damaged, defective, seconds or otherwise fail to meet the specifications or quality standards of Redline or the trademark and copyright usage and notice requirements of this Agreement. If in Redline's opinion any Licensed Products or promotional or packaging material relating to any Licensed Products are damaged, defective, seconds or otherwise fail to meet the quality standards reflected in the production samples of the Licensed Products approved hereunder or the trademark or copyright usage and notice requirements of this Agreement, then, upon Redline's demand, Licensee shall immediately cease all further manufacture and distribution of such items until the failure is corrected and the party having made the demand gives written approval of the correction. If requested by Redline, Licensee will recall any substandard Licensed Products or promotional or packaging material relating to the Licensed Products to Licensee's warehouse or plant at Licensee's sole expense.

    (h) Laboratory Testing. Licensee agrees that upon reasonable demand by Redline, it will undertake and pay for any pre-production laboratory testing necessary with respect to the Licensed Products. Any such testing shall be done by a qualified independent laboratory acceptable to Redline. If testing is required, approval for production will be contingent upon test results satisfactory to Redline.

    (i) First Shipment. Licensee agrees to give Redline prompt notice of the first shipment of Licensed Products.

    5.3 Advertising and Promotion. (a) All advertising and promotional material prepared by Licensee in connection with the Licensed Products shall be subject to the prior written approval of Redline. If Redline fails to give written approval of the advertising or promotional material within thirty (30) days after receipt of Licensee's submission to Redline, such failure shall constitute a disapproval of the submittal. If the text of the advertising and/or promotional material has been previously approved in writing by Redline, Licensee may re-use such material without again obtaining the written approval of Redline unless


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such approval has been previously withdrawn in writing by Redline or unless this Agreement has been terminated. All copyrights in such advertising and promotional material shall bear a copyright notice in the name of Redline.

    (b) Licensee shall diligently and continuously market and distribute the Licensed Products in the Contract Territory and will use its best efforts to make and maintain adequate arrangements for the marketing and distribution necessary to meet the demand for the Licensed Products in the Contract Territory.

    (c) Licensee shall at all times maintain an inventory of the Licensed Products sufficient to supply promptly the reasonably foreseeable demand for the Licensed Products within the Contract Territory.

    5.4 Trademark and Copyright Protection; Intellectual Property. Licensee acknowledges that the manufacture and sale by it of the Licensed Products shall not vest in Licensee any ownership rights whatsoever in the Redline Trademarks or Redline Copyright works. Licensee agrees that its use of the Redline Trademarks or Redline Copyright Works shall inure to the benefit of Redline, as applicable. Licensee shall cause to appear on all Licensed Products, and on all materials in connection with which the Redline Trademarks or Redline
Copyright Works are used hereunder, legends, markings, indications and notices in order to give notice of the trademarks, tradenames, copyrights or other rights therein or pertaining thereto. Licensee shall comply with all practices and governmental regulations in force or customarily used in the United States (or if applicable, the relevant foreign jurisdictions) in order to safeguard the rights of Redline to the Redline Trademarks or Redline Copyright Works, including without limitation imprinting where appropriate, irremovably, legibly and permanently on the Licensed Products, packaging, labeling and advertising or promotional material used in connection therewith, notice of trademarks and/or copyrights, including but not limited (i) the symbol "Tm" in the upper righthand corner next to the mark, for marks which are not yet registered with the United States Patent and Trademark office,
(ii) the symbol "(r) " in the upper right-hand corner next to the mark, for marks which are registered with the United States Patent and Trademark Office; (iii) the symbol "(c)200_ Joe
Gibbs Racing" for any copyrights of printed materials, and (iv) an indication that the Licensed Product, whether the mark is registered or unregistered, is "made under license from Joe
Gibbs Racing".


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    This Agreement shall not be considered as implying any
assignment, either partial or temporary, of Redline's
trademark rights, Redline remaining as the sole holders of all rights therein as well as all actions and/or claims in
connection with said marks.    All rights in said trademarks and
service marks other than   those specifically granted herein are
reserved to Redline for its own respective use and benefit. Licensee will at no time use or authorize the use of any trademark, trade name or other designation identical with or confusingly or colorably similar to Redline's trademarks or service marks.

Licensee acknowledges that:

    (i)   The Redline Trademarks and Redline Copyright
Works, copyrights, logos and images associated with the Redline Trademarks and Redline Copyright Works, (the
"Property") are unique and original and that Redline, as applicable, are the owners thereof;

    (ii) Redline has acquired substantial and valuable good will in the Property;

    (iii)The Property has acquired a secondary meaning as trademarks uniquely associated with the merchandise authorized by Redline;

    (iv) All rights in any additional material, new versions, translations, rearrangements or other changes in the Licensed Products which may be created by or for Licensee shall, as between Redline and Licensee, be and will remain the exclusive property of Redline, as applicable, and;

    (v) Any copyrights, trademarks and design patents heretofore obtained by Redline or in connection with the marks are good and valid.

    (vi) As between Redline and Licensee, Redline shall be deemed to be the owner of all materials created for the Licensed Products hereunder, including but not limited to artwork and designs. In connection herewith, Licensee hereby assigns and transfers to Redline, as applicable, or its designee, all rights, including copyright, title and interest in and to all such materials and elements free of charge.

This Agreement shall not be considered as implying any assignment, either partial or temporary, of Redline's copyrights, remaining as the sole holder of said copyrights, as well as of all actions and/or claims in connection with said copyrights.


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Licensee shall not, during the Contract Term or any time
thereafter, dispute or contest, nor cause or assist or aid others in disputing or contesting, Redline's or its licensors, exclusive right and title to the marks or Property, or any other rights of Redline's in and to the subject matter of this Agreement.

    Section 6.   FURTHER OBLIGATIONS OF LICENSEE

    6.1  Best Efforts.  Licensee shall protect and promote
the goodwill and reputation of Redline and will avoid activity
detrimental to   their interest, reputation and goodwill.
Licensee shall exercise its best efforts to promote the Licensed
Products.

    6.2 Insurance. Licensee shall acquire and maintain, at its own expense, in full force and effect throughout the Contract Term and for a one year period thereafter, products liability, completed operations, advertiser's, and comprehensive liability insurance policies with respect to the Licensed Products with an insurer with a Moody's rating of B or higher satisfactory to Redline and shall name Redline as additional insured therein. Such standard insurance shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products, or any material used in connection therewith or any use thereof. Such standard advertiser's liability insurance shall provide protection against any and all claims, demands and causes of action arising out of errors and omissions in any advertisement that may be utilized for the Licensed Products. The amount of coverage of each policy should be a minimum of two million dollars ($2,000,000.00) combined single limit, with deductible not in excess of five thousand dollars ($5,000.00), for each single occurrence for bodily injury and/or for property damage and a per annum aggregate limitation of not less than two million dollars ($2,000,000.00). Each policy shall provide for thirty (30) days' notice to Redline from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Licensee agrees to furnish Redline a Certificate of Insurance evidencing same prior to manufacture of any Licensed Products and, in no event, shall the Licensee manufacture Licensed Products before receipt by Redline of such evidence of insurance.

    6.3   Manufacturing Agreements.  In the case that
Licensee utilizes any submanufacturers, Licensee shall negotiate in good faith any manufacturing agreements that Redline may require in connection with the Licensed Products prior to manufacture and


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shall comply with all requirements of any such manufacturing agreement.

    6.4 Approvals. Licensee shall undertake to secure from the appropriate authorities, at its own cost and expense, all permits, concessions or other documents required by law in connection with the manufacture, packing, shipping, sale or other use of the Licensed Products. Licensee shall be responsible for (i) all authorizations for the use of, and (ii) the payment of any royalties that may be due and owing to the owners of any trademarks or tradenames (other than Redline as provided for herein) which may be used in connection with the Licensed Products.

    Section 7.     INDEMNIFICATION

    7.1 Indemnification. If any person shall make a claim for any damage or injury of any kind or nature whatever, including death, whether such claim be for breach of warranty, product liability, or for any other alleged type of damage, and whether such claim be based in negligence, strict liability, or under any other theory, against Redline and/or any of its affiliates, partners, shareholders, agents, employees, and directors or licensors (collectively, the "Indemnified Parties") arising out of the Licensed Products or Licensee's actions or inactions in accordance with this Agreement, Licensee will indemnify and hold harmless Redline and each Indemnified Party from and against any and all loss, expense, damage, or injury that Redline and any Indemnified Party may sustain as a result of any such claim, and Licensee will assume on behalf of Redline and such Indemnified Parties the defense of any action at law or suit in equity or any other proceeding which may be brought against Redline or any Indemnified Party upon such claim and will pay on behalf of Redline and/or such Indemnified Party upon its demand the amount of any and all costs, fees, and expenses in connection with such defense, including the fees of Redline and/or such Indemnified Party's counsel, as well as any judgment, fine, or penalty that may be entered against Redline and/or such Indemnified Party in any such action, suit, or proceeding. This indemnity shall continue in force notwithstanding the termination of this Agreement.

    Section 8.   REPRESENTATIONS AND WARRANTIES

    8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) it has, and will maintain at all times during this Agreement, all federal, state and local governmental permits and licenses required in order to conduct


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its business as contemplated hereunder; (ii) it is duly
organized and validly existing under the laws of the state of its organization; (iii) it has full power and authority to enter into and perform this Agreement and the person or persons executing this Agreement have been duly authorized to do so; and (iv) the execution, delivery and performance of this Agreement shall not conflict with, violate or constitute a default under, any other contracts, agreements or undertakings to which it is a party or by which it is bound. EXCEPT AS SET FORTH IN SECTION 8.2 BELOW, REDLINE DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED.

    8.2 Trademark Indemnity by Redline. Redline represents and warrants that it has the rights to grant the licenses in the Redline Trademarks and Redline Copyright Works granted herein as set forth on Exhibits A and B. In the event a third party should file within the Contract Territory any claim against Licensee for trademark or trade dress infringement, for copyright infringement for works supplied to Licensee by Redline or for other similar intellectual property infringement, occurring within the Contract Territory, solely on account of Licensee's proper use of the Redline Trademarks, Redline Copyright Works in accordance with the terms hereof, Licensee shall promptly notify Redline of such claim, and thereafter if such claim arises out of Redline's failure to possess full right and authority to grant the license in the Redline Trademarks or Redline Copyright Works, as applicable, evidenced by this Agreement, then Redline shall undertake defense of such claim through counsel of its choosing and at its expense as to the Redline Trademarks and Redline Copyright Works and shall take whatever steps they deem necessary or appropriate to defend and finally dispose of such claim. if the claim is disposed of by agreed or court imposed suspension of distribution of Licensed Products, Licensee, upon notice from Redline shall suspend its distribution of Licensed Products. EXCEPT FOR DEFENSE OF A CLAIM AND PAYMENT OF ACCOMPANYING DAMAGES TO THE CLAIMANT, REDLINE SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES OR EXPENSES SUFFERED BY LICENSEE AS A RESULT OF SUCH SUSPENSION OR LIMITATION, INCLUDING WITHOUT LIMITATION CONSEQUENTIAL DAMAGES.

    8.3 Safety. Licensee certifies that all Licensed Products will meet all applicable Consumer Product Safety Commission
(CPSC) and all applicable American Society for Testing and Materials (ASTM) standards as well as comply with all other applicable federal, state and local laws and regulations.


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    Section 9.     TERMINATION

    9.1   Payment and Covenant Default.  If Licensee shall fail
to make any payment due hereunder and if such default shall continue uncured for a period of five (5) days thereafter,
Redline shall have the right to terminate this Agreement
forthwith.  If Licensee shall otherwise fail to perform any of the terms, conditions, agreements or covenants in this
Agreement, and such default shall continue uncured for a period
of twenty (20)   days after written notice thereof to Licensee,
Redline shall have the right to terminate this Agreement forthwith.

    9.2 Insolvency. Either party may by written notice terminate this Agreement immediately without incurring thereby any liability to the other in the event the other party shall
(i) be dissolved, be adjudicated insolvent or bankrupt or cease operations, admit in writing its inability to pay its debts as they mature or make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, or file for relief under any insolvency law; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or affairs, or authorize such application or consent, or suffer any proceedings seeking such appointment to be commenced against it (whether voluntary or involuntary) which continues undismissed for a period of thirty (30) days; or (iii) be the subject of any other proceeding not defined above whereby any substantial portion of the property or assets of such party are or may be distributed among its creditors (or any group of them).

    9.3 Change in Control. Redline may immediately terminate this Agreement without liability if Licensee undergoes any substantial change in its ownership or control.

    9.4 Use of Marks. Redline may immediately terminate this Agreement where the team has undergone substantial change, such as if the sponsor withdraws or changes, if the driver changes teams, if the car number changes or if the color scheme, logo scheme or make of the car changes.

    9.5 Insurance. Redline may terminate this Agreement immediately if Licensee fails to maintain the insurance required hereunder.

    9.6 Production. Redline may terminate this Agreement immediately if Licensee does not introduce Licensed Products to


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

the market within ninety (90) days of execution of this contract or continue to diligently pursue sales thereafter.

    9.7 Quality. Redline may terminate this Agreement immediately if the quality of the Licensed Products is lower than of the approved samples.

    9.8 Approval. Redline may terminate this Agreement immediately if Licensee manufactures, sells, markets, distributes or uses in any way any Licensed Products or promotional or packaging material relating to the Licensed Products without having prior written approval of Redline as provided for by the provisions of this Agreement or continues to manufacture, sell, market, distribute or use in any way any Licensed Products or promotional or packaging material relating to the Licensed Products after receipt of notice of Redline disapproving such items. In addition to, or as an alternative, at the sole discretion of Redline, as liquidated damages, Licensee shall pay to Redline the sum of five thousand dollars ($5,000.00) on demand for failure, per occurrence, to follow proper approval procedures as set forth herein.

    9.9 Rights and Remedies. On the expiration or sooner termination of this Agreement:

    (a) The rights and license granted to Licensee herein shall forthwith terminate and automatically revert to Redline.

    (b) Licensee shall discontinue all use of the Redline Trademarks and Redline Copyright Works and shall deliver to Redline all products, packages and other materials in its possession bearing the Redline Trademarks and Redline Copyright Works and previously paid for by Redline, and shall either (i) destroy all products, packages and other materials in its possession bearing Redline Trademarks and Redline Copyright Works not previously sold to Redline and provide satisfactory evidence to Redline of such destruction or (ii) cause all Redline Trademarks and Redline Copyright Works, to be removed from the Licensed Products and provide Redline with satisfactory evidence of such removal; provided, however, that if Licensee is not in breach of this Agreement Licensee shall be entitled to dispose of existing approved Licensed Products within sixty (60) days after any such termination.

    (c) The termination or expiration of this Agreement shall not relieve Licensee of any obligation due to Redline arising or accrued prior to or as of the date of such termination or


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

expiration, including the obligation to pay Royalties and Guaranteed Minimum Royalties.

    The parties acknowledge that there may not be an adequate remedy at law to redress a breach or threatened breach of the terms of this Agreement, and therefore agree that either party, or their respective assigns, shall be entitled to an injunction or other equitable relief against the other to restrain it from such breach, and each party waives any claim or defense that the other has an adequate remedy at law. The foregoing is in addition to any remedies at law that either party may have.

    Section 10.     MISCELLANEOUS

    10.1 No Agency Relation. Nothing herein contained shall create or be deemed to create any agency, partnership or joint venture between the parties hereto, and neither party shall have power or authority to obligate or bind the other in any manner whatsoever.

    10.2 Amendments. No addition to, deletion from or modification of any of the provisions of this Agreement shall be binding upon the parties unless made in writing and signed by a duly authorized representative of each party.

    10.3 Assignment. The rights of Licensee under this Agreement shall not be assigned, sublicensed, or subcontracted, in whole or in part (whether by operation of law or otherwise) without the prior written consent of Redline. Any assignment or attempted assignment pursuant to the change of control of Licensee or the sale of the stock, assets or business of Licensee shall not be effective without the prior written consent of Redline.

    10.4 Applicable Law. This Agreement and all purchase orders placed pursuant to this Agreement shall be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State of North Carolina. Any litigation, action or proceeding arising out of or relating to this Agreement shall be instituted in any State or Federal court in the State of North Carolina, Mecklenburg or Cabarrus Counties. Licensee hereby waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the jurisdiction of any such court and, waives any claim or defense of inconvenient forum. Licensee consents to service of process by Registered Mail, Return Receipt Requested, at Licensee's address and expressly waives the benefit of any contrary provision of law.


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

    10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    10.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission or overnight carrier.


         To Redline:    Redline Sports Marketing, Inc.
                        13415 Reese Boulevard West
                        Huntersville, NC 28078
                        Attn:   Dave Alpern (Cheryl King)
                        Telephone:   704/944-5035
                        Fax:   704/944-5059

         To Licensee:   Famous Fixins
                        250 West 57th Street, Suite 2501
                        New York, NY 10107
                        Attn:   Jason Bauer
                        Telephone:   212/245-7773
                        Fax:   212/245-7767

         To Agent:      The Henry Licensing Group
                        19516 Tryon Street
                        Cornelius, NC 28031
                        Attn:   Brad Henry
                        Telephone:   704/789-0038
                        Fax: 704/987-0810


or to other such address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth herein, provided that notice of a change of address all be deemed given only upon receipt.

    10.7 Purchases by Redline. Redline shall be permitted to purchase Licensed Products from Licensee at the most favorable prices offered by Licensee to any other person or entity.

    10.8 Charity and Promotions. Purchases by Redline. In addition to the samples provided for herein, Licensee hereby
agrees to   provide Redline at no charge, upon request, with
final packaged production samples of the Licensed Product for Redline


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

to use to donate for appropriate charity auctions or other charitable purposes or to use in connection with the Joe Gibbs Racing team, its sponsors, endorsement sponsors, crew members, or other similar purposes, but not for resale by Redline.

    10.9 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, verbal or written, relating to the subject matter hereof. There are no unwritten oral agreements between the parties.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                        FAMOUS FIXINS, a New York
                        corporation

                        By: /s/ Jason Bauer

                        Title: President



                        REDLINE SPORTS MARKETING, INC., a
                        North Carolina corporation


                        By: /s/ David Alpern
                            David Alpern

                        Title: Vice President of Marketing

                        Exhibit A to Limited
                        License Agreement
                        Redline Sports Marketing, Inc.
                        December 31, 2000
                        FF112299TS




                            EXHIBIT A

                       REDLINE TRADEMARKS



Name(s) of Owners of Marks    MARKS

The Home Depot                "The Home Depot(r) "

Joe Gibbs Racing, Inc.        "Joe Gibbs Racing, Inc.(r) " and
                              #20(r)

Tony Stewart                  "Tony Stewart(r) "

                              [in any combination acceptable to
                              Redline on any single Licensed
                              Product]


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


                        Exhibit B to Limited
                        License Agreement
                        Redline Sports Marketing, Inc.
                        December 31, 2000
                        FF112299TS


                            EXHIBIT B
                     REDLINE COPYRIGHT WORKS


Name(s) of Owners of Marks:   MARKS

Joe Gibbs Racing, Inc.        Likeness of the #20 Joe Gibbs
                              Racing Winston Cup Car, including
                              "The Home Depot"

Tony Stewart Enterprises      "Tony Stewart" (name, likeness and
                              signature)


                              [in any combination acceptable
                              to Redline on any single Licensed
                              Product with approved artwork]

                        Exhibit C to Limited
                        License Agreement
                        Redline Sports Marketing, Inc.
                        December 31, 2000
                        FF112299TS


                            EXHIBIT C

                        LICENSED PRODUCTS


                              Mints

                        Exhibit D to Limited
                        License Agreement
                        Redline Sports Marketing, Inc.
                        December 31, 2000
                        FF112299TS



                            EXHIBIT D

                     MANUFACTURER'S AGREEMENT



This Manufacturer's Agreement is made pursuant to the License Agreement between Redline Sports Marketing, Inc. ("Redline") and the undersigned LICENSEE ("Licensee"), a copy of which is attached hereto and made a part hereof ("License Agreement"). _______________________________(full name) located at ______________________________ ("Manufacturer") desires to manufacture the following Licensed Products bearing Trademarks and/or Copyright Works: _____________________. As a condition to the manufacture by Manufacturer of any Licensed Product set forth in Exhibit C of the License Agreement bearing any Trademarks and/or Copyright Works listed in Exhibits A or B respectively of the License Agreement, Manufacturer acknowledges that the Trademarks and Copyright Works are the sole property of Redline and that Manufacturer's right to manufacture the Licensed Products with the Trademarks and/or Copyright Works thereon is in all respects subject to the terms and conditions in the License Agreement. Manufacturer agrees that the provisions of the License Agreement shall take precedence over and supersede any and all contractual relationships between Licensee and Manufacturer and, in particular, Manufacturer recognizes that all manufacturing rights are subject to (a) the restrictions on the use of the Trademarks and Copyright Works and (b) the termination provisions in the License Agreement. Manufacturer further acknowledges that its manufacture of the Licensed Products shall give Manufacturer no right to use the Trademarks and Copyright Works or to sell Licensed Products bearing the Trademarks and Copyright Works to Licensee beyond the term of the License Agreement. Manufacturer shall not sell Licensed Products with the Trademarks and Copyright Works thereon to any person or entity except Licensee. If Redline terminates the License Agreement, Manufacturer agrees to make no claim against Redline for any reason whatsoever.





REDLINE SPORTS MARKETING, INC.   MANUFACTURER

By:___________________________   By:__________________________
   David B. Alpern
   Vice President of Marketing   Title:_______________________
Date:_________________________   Date:________________________



LICENSEE

By:___________________________

Title:________________________
Date:_________________________